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                                 EXHIBIT 99.2

         LESLIE M. MUMA NAMED CHIEF EXECUTIVE OFFICER OF FISERV, INC.

       SUCCEEDS HIS FOUNDING PARTNER GEORGE D. DALTON, WHO CONTINUES AS
                     CHAIRMAN OF THE BOARD OF FISERV, INC.

Brookfield, Wisconsin, March 25, 1999 -- Leslie M. Muma has been named Chief Executive Officer of Fiserv, Inc. (NASDAQ:FISV), it was announced today. He had
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been serving as Vice Chairman, President and Chief Operating Officer of Fiserv.

The announcement was made by George D. Dalton, Chairman and Chief Executive officer of Fiserv, Inc., and follows the transition of Dalton from the position. The appointment of Leslie (Les) Muma as Vice Chairman, President and Chief Executive Officer was made at a regular meeting of the Board of Directors coinciding with today's Annual Shareholder Meeting of the Company and is effective immediately. Muma will retain the responsibilities of Chief Operating Officer.

In making the announcement, Dalton said, "Since Les became my partner and President of the Company in 1984, he has been a driving force in the successful transformation of Fiserv from a local data processing company to a global provider of technology to the financial industry. The Board of Directors of the Company is pleased to recognize Les' achievements by naming him Chief Executive Officer."

Commenting on his appointment, Muma said, "Being named Chief Executive Officer is deeply appreciated. It wouldn't have happened without the efforts of an entire team supporting me. I am proud to have been given the opportunity to help this Company become known and respected for its achievements and I thank George and the Board for believing in me. I look forward with great spirit to a bright future."

George Dalton and Les Muma have known each other for more than 25 years. It was in 1984 when these Company founders got together and shared the vision of what was to become Fiserv, Inc. At that time, Fiserv was approximately $21 million in revenues with some 300 people serving 170 clients. Today, following a record 85 acquisitions and the establishment of a powerful technology resource for the future of the financial industry, Fiserv generates over $1.3 billion in revenues, employs 13,000 people and serves over 7,000 clients in 85 countries.

"Fiserv was an opportunity of a lifetime to take the helm of a start-up company and see it prosper and create opportunity for others to grow," continued Dalton. "We are not in our 15th anniversary year. Les, along with his great team of people, truly are running this Company. While I will continue to be actively involved in our acquisition strategy, I expect to have more time to focus on enjoying my family and my creative interests in this great community of Milwaukee and wonderful state of Wisconsin." Dalton will continue as Chairman of the Board of Directors of Fiserv, Inc.

Fiserv, Inc. (NASDAQ:FISV) is an independent, full-service provider of
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integrated data processing and information management systems to the financial industry. As a leading technology resource, Fiserv serves more than 7,000 financial service providers worldwide, including banks, broker-dealers, credit unions, financial planners/investment advisers, insurance companies, mortgage banks and savings institutions. Headquartered in Brookfield, Wisconsin, Fiserv also can be found on the Internet at www.fiserv.com.
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